EXHIBIT 99.1

LFTD Partners Inc. Reports Ninth Consecutive Quarter of Positive GAAP EPS

JACKSONVILLE, FL / ACCESSWIRE / November 14, 2022 / LFTD Partners Inc. ("LFTD Partners" or the "Company") (OTCQB:LIFD), the corporate parent of leading cannabis and psychedelics manufacturer Lifted Made, today reported that it achieved its ninth consecutive quarter of positive earnings per share during the third quarter ended September 30, 2022, calculated in accordance with U.S. generally accepted accounting principles ("GAAP") and in U.S. dollars.

Income Statement Highlights – Q3 2022

●    Revenue of $11,237,277

●    Net income of $423,486

●    Basic earnings per share (“EPS”) of $0.03 per share

●    Diluted EPS of $0.03

●    Basic and diluted weighted average shares outstanding for the three months ended September 30, 2022 were 14,102,578 and 15,884,776, respectively

Balance Sheet Highlights – as of September 30, 2022

●    Cash on hand of $4,350,959

●    Inventory of $6,344,677

●    Current assets of $14,616,599

●    Current ratio of 2.22

●    Working capital of $8,042,718

●    No secured debt

Nicholas S. Warrender, Vice Chairman and COO of LFTD Partners, and founder and CEO of Lifted Made, said, “We grew our Q3 2022 sales 27% to $11.2 million, up from $8.8 million in Q3 2021. During the first nine months of 2022, we grew our sales 144% to $46.1 million, up from $18.9 million during the first nine months of 2021. We took some inventory write-offs during the third quarter of 2022, but we expect to break $60 million in annual sales during 2022, and to have another profitable quarter this quarter. Throughout our aggressive growth, we’ve stayed true to our philosophy of being nimble, innovate and hungry. I credit our operating and sales force for continuing to push our mission forward by fusing the vision of our brand with a team that’s able to execute on a dime. As great of a year this has been thus far, I believe the best is still yet to come from the Lifted team.”

Gerard M. Jacobs, CEO of LFTD Partners, said, “In addition to our hemp-derived cannabinoid and psychedelic products business, we are intensively working on an acquisition agreement with the owners of a growing US company outside of our industry that is pursuing expansion into Asia and the Middle East. If consummated, this exciting potential acquisition would significantly diversify our company’s revenues, and very likely would cause us to pursue the listing of LFTD Partners’ common stock on multiple stock exchanges.”

Earnings Conference Call and Webcast Information

LFTD Partners plans to hold a Q3 2022 earnings conference call and webcast today, November 14, 2022, at 8:30 AM ET.

Participant phone numbers:

Toll Free: 877-545-0523

International: 973-528-0016

Participant Access Code: 480030

Webcast event link:

https://www.webcaster4.com/Webcast/Page/2916/47115

The participant phone numbers and webcast event link are shown on the Investor Relations section of LFTD Partners' website at https://www.lftdpartners.com/investors.

The webcast replay will also be available on the Investor Relations section of LFTD Partners' website.

Although attendees will have the opportunity to submit questions during the earnings conference call, attendees are encouraged to submit questions prior to the call by emailing them to: jakejacobs@lftdpartners.com.

About LFTD Partners Inc.

LFTD Partners Inc. (OTCQB:LIFD) is focused upon acquiring rapidly growing and profitable companies that sell branded hemp-derived cannabinoid products, emerging psychedelic products, other alternative lifestyle products, and potentially also “essential” businesses that are outside its industry. LFTD Partners' first wholly-owned subsidiary is Lifted Made (www.LiftedMade.com), Kenosha, Wisconsin, which sells award-winning hemp-derived cannabinoid products and other psychedelic and alternative lifestyle products under its flagship brands Urb Finest Flowers and Silly Shruum. LFTD Partners also owns 4.99% of CBD-infused beverage and products maker Ablis (www.AblisBev.com), and of distillers Bendistillery Inc. d/b/a Crater Lake Spirits (www.CraterLakeSpirits.com) and Bend Spirits, Inc., all located in Bend, Oregon.

Please read LIFD's filings with the U.S. Securities and Exchange Commission which fully describe our business and the Risk Factors associated therewith. Learn more by subscribing to our newsletters at www.LFTDPartners.com and www.LiftedMade.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes the acquisition, financing, revenue, profitability, and product strategies, plans and expectations of LFTD Partners Inc. and Lifted Made. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors, most notably federal and state laws and regulations, which may cause or contribute to the actual results of these companies' merger plans, financing plans, operations, or the performance or achievements of these companies differing materially from those expressed or implied by the forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain other factors, including the risk factors set forth in LFTD Partners Inc.'s filings with the Securities and Exchange Commission. This press release does not constitute an offer to sell common stock or any other securities of LFTD Partners Inc.

CONTACTS:

Lifted Made

Attn: Nicholas S. Warrender, CEO

Phone: (224) 577-8148

Email: CEO@LiftedMade.com

Website: www.LiftedMade.com

LFTD Partners Inc.

Attn: William C. "Jake" Jacobs, CPA, President and CFO

Phone: (847) 400-7660

Email: JakeJacobs@LFTDPartners.com

Website: www.LFTDPartners.com

LFTD Partners Inc.

Attn: Gerard M. Jacobs, CEO

Phone: (847) 915-2446

Email: GerardMJacobs@LFTDPartners.com

Website: www.LFTDPartners.com